Exhibit 99.(k)(2)

MARKETING, ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of                     , 2012, between Stone Harbor Emerging Markets Total Income Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end, non-diversified management investment company;

WHEREAS, Stone Harbor Investment Partners LP (the “Adviser”) is the Fund’s investment adviser and is responsible for overall investment management services to the Fund;

WHEREAS, ALPS provides certain marketing, administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund seeks to appoint ALPS to perform certain marketing, administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                           ALPS Appointment and Duties.

(a)                      The Fund hereby appoints ALPS to provide marketing, administrative, bookkeeping and pricing services as are set forth in Appendix A, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)                     ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

(c)                      ALPS will permit individuals who are officers or employees of ALPS to serve (if duly elected or appointed) as officers, trustees, members of any committee of the Board of Trustees, members of any advisory board, or members of any other committee of the Fund, without remuneration or other cost to the Fund; provided, however, that notwithstanding anything contained herein to the contrary, the Fund may pay compensation to, and expenses of, the Fund’s Chief Compliance Officer to the extent that the Board of Trustees expressly so authorizes, regardless of whether such officer is also an officer or employee of ALPS or an affiliate of ALPS.

(d)                     ALPS will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions for the performance of the services contemplated by this Agreement.

2.                           ALPS Compensation; Expenses.

(a)                      In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix B hereto.

(b)                     ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will NOT bear any of the costs of Fund personnel, except that ALPS, and not the Fund, shall be responsible for the compensation and other expenses of officers and directors of the Fund who are officers, employees or directors of ALPS or any of its affiliates. Except as provided in any other agreements between ALPS or its affiliates and the Fund, other Fund expenses incurred shall be borne by the Fund or the Adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; taxes; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund trustees; printing and mailing shareholder reports, offering documents, and proxy materials; securities pricing data services; and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.                           Right to Receive Advice.

(a)                      Advice of the Fund.  If ALPS is in doubt as to any action it should or should not take in connection with the services to be provided hereunder, ALPS shall request directions or advice from the Fund, the Adviser or, as applicable, the Fund’s custodian or other services providers.

(b)                     Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take in connection with the services to be provided hereunder, ALPS shall request advice from counsel of its own choosing and at its own expense.

(c)                      Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

(d)                     Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes material breach of this Agreement or willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.                           Liability of ALPS.

(a)                ALPS may rely upon the written advice of counsel for the Fund and the Fund’s independent accountants, and upon oral or written statements of the Adviser, brokers and other service providers to the Fund, reasonably believed by ALPS in good faith to be an expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, ALPS shall not be liable to anyone.

(b)               Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of material breach of this Agreement, violation of applicable law, willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties.

(c)                Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to ALPS by the Fund or the Adviser.

(d)               ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement.  ALPS agrees to indemnify the Fund for actual damages arising out of ALPS’ failure to perform its duties under this Agreement to the extent such damages arise out of ALPS’ material breach of this Agreement, violation of applicable law, willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(e)                ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from violation of applicable law, material breach of this Agreement, willful misfeasance, bad faith, negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.                           Reports.  Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

6.                           Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into marketing, administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.                           Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Fund.  Such accounts and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of instructions from the Fund in the form in which such accounts and records have been maintained or preserved.  The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense.  ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

8.                           Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.  ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers.  The Fund and ALPS shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach Bliley Act and Regulation S-P (17 CFR Part 248) promulgated thereunder.

9.                           Compliance with Rules and Regulations.  ALPS shall comply, and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply, with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge.  Except as specifically set forth herein, ALPS assumes no responsibility for such compliance by the Fund.

10.                     Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a)                      It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado;

(b)                     It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

(c)                      All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)                     It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards; and

(e)                      It has and will keep in effect professional liability insurance naming ALPS as insured and providing sufficient coverage with respect to ALPS’ activities on behalf of the Fund contemplated pursuant to this Agreement.

11.                     Representations and Warranties of the Fund.  The Fund represents and warrants to ALPS that:

(a)                      It is a voluntary association with transferrable shares existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly known as a Massachusetts business trust) and is registered with the SEC as a closed-end investment company;

(b)                     It is empowered under applicable laws and by its Agreement and Declaration of Trust and Bylaws, each as amended and restated as of the date of this Agreement, to enter into and perform this Agreement;

(c)                      The Board of Trustees has duly authorized it to enter into and perform this Agreement; and

(d)                     It has provided ALPS with copies of its prospectus(es) and statement(s) of additional information and will provide ALPS with any amendments or supplements thereto.

12.                     Liaison with Accountants. ALPS shall act as liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries and other audit-related schedules with respect to the services provided to the Fund.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS’ control is made available to such accountants for the expression of their opinion, as required by the Fund.

13.                     Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

14.                     Duration and Termination of this Agreement.

(a)                      Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period which ends five (5) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than sixty (60) days’ written notice or for cause pursuant to Section 14(c) hereof.

(b)                     Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by the Fund or by ALPS, without penalty, upon not less than 90 days’ written notice to the other party.

(c)                      Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any default payment or other liquidated damages.  Termination for “cause” hereunder shall mean:

(i)                         material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

(ii)                      regulatory, administrative or judicial proceedings against ALPS which result in a determination that, in rendering its services hereunder, ALPS has violated, or has caused the Fund to violate, any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge; or

(iii)                   financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)             Deliveries Upon Termination. Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for “cause”) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

15.                     Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

16.                     Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

17.                     Compliance Program.  ALPS maintains and will continue to maintain written policies and procedures reasonably designed to prevent violation of the federal securities laws by the Fund pursuant to Rule 38a-1 under the 1940 Act.  It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the 1940 Act) that occurred since the date of the last report. Upon request of the Fund, ALPS will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to ALPS’ performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, ALPS will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. ALPS reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments. ALPS will provide the Fund with such amendments or updates promptly upon effectiveness.

18.                     Limitation of Liability of the Trustees, Officers, and Shareholders.  A copy of the Agreement and Declaration of Trust of the Fund, including any amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by an officer of the Fund as an officer and not individually and that the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

19.                     Amendments to this Agreement.  This Agreement may only be amended pursuant to a written instrument signed by both parties.

20.                     Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn:  General Counsel

Fax:  (303) 623-7850

To the Fund:

Stone Harbor Emerald Markets Total Income Fund

c/o Stone Harbor Investment Partners LP

31 West 52nd Street, 16th Floor

New York, New York 10019

Attn:  Adam J. Shapiro

Fax:  (866) 317-7532

21.                     Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.                     Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS and the Fund may embody in one or more separate documents their agreement, if any, with respect to delegated duties and oral instructions.

23.                     Governing Law.  This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

24.                     Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STONE HARBOR EMERGING MARKETS TOTAL INCOME FUND

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:
Name: Jeremy O. May
Title: President

APPENDIX A

SERVICES

Fund Administration

•      Prepare annual and semi-annual financial statements, including schedules of investments and the related statements of operations, assets and liabilities and, changes in net assets, statement of cash flows, as well as the financial highlights and footnotes to the financial statements.

•      Coordinate layout and printing of annual and semi-annual reports

•      Prepare and file Forms N-SAR, N-CSR and N-Q

•      Assist with the filing of Form N-PX (ALPS assumes no responsibility for compiling or maintaining the proxy voting record of the Fund, if any, but will work with the Adviser and custodian in preparing the record in the proper format for filing on Form N-PX and assist with filing the Form on EDGAR, if required)

•      Host annual audits and SEC exams, including providing facilities, information and personnel, as necessary

•      Perform monthly prospectus compliance and SEC diversification tests

•      Calculate monthly SEC standardized total return performance figures

•      Prepare required reports for quarterly Board meetings

•      Monitor expense ratios

•      Maintain budget vs. actual expenses

•      Manage fund invoice approval and bill payment process

•      Assist with placement of Fidelity Bond and E&O insurance

•      File the Fund’s fidelity bond with the SEC and monitor the Fund’s assets to assure adequate fidelity bond coverage.

•      Coordinate reporting performance and other portfolio information to outside agencies including Morningstar, etc.

•      Coordinate with custodian and other outside services providers of the Fund

Fund Accounting

•      Calculate daily NAVs

•      Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties

•      Compute yields, expense ratios, portfolio turnover rates, and, if required, portfolio average dollar-weighted maturity, etc.

•      Reconcile cash and investment balances with the custodian

•      Support preparation of financial statements

•      Prepare required Fund Accounting records in accordance with the 1940 Act, including:

(i)            Cash receipts journal

(ii)           Cash disbursements journal

(iii)          Dividend records

(iv)          Security purchases, sales and loans - portfolio securities journals

(v)           Subscription and redemption journals

(vi)          Security ledgers

(vii)         Broker ledger

(viii)        General ledger

(ix)           Daily expense accruals

(x)            Daily income accruals

(xi)           Foreign currency journals

(xii)          Trial balances

(xiii)         Historical tax lots for each security

•      Obtain security market quotes from independent pricing services, if available, approved by the Fund, or if such quotes are unavailable, then obtain such prices pursuant to the Fund’s valuation policies and procedures, and in either case calculate the market value of the Fund’s investments.

•      Provide the Fund and the Adviser with access to the Fund’s portfolio data via applicable online systems

Legal

•      Provide legal review of SEC financial filings

•      Coordinate EDGARization and filing of all shareholder publications

•      Prepare, compile and mail board materials

•      Attend board meetings, make presentations at such meetings and prepare minutes

•      Review legal contracts

•      Oversee Fund’s Code of Ethics reporting

•      Maintain and coordinate the Fund’s blue sky registration

•      Conduct the Annual Meeting and issue proxies therefore, if required by exchange listing requirements or state law(1)

•      Maintain the Fund’s corporate calendar to monitor compliance with various SEC filing and Board approved deadlines

Tax

•      Calculate dividend and capital gain distribution rates, including distributions necessary to avoid excise tax*

•      Provide any and all tax basis information to the Fund deemed necessary in estimating future dividend payments on a quarterly basis

•      Calculate tax disclosure information (ROCSOP) for the audited financial statements

•      Prepare and file federal and state income and excise tax returns (and appropriate extensions)*

•      Monitor on a quarterly basis each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

•      Calculate and monitor applicable book-to-tax differences and assist in identifying securities that give rise to book-to-tax differences**

•      Calculate year-end tax characterization for distributions paid during the calendar year

•      Provide the Fund with lot level tax basis reporting

•      Provide the Fund on a monthly basis by the 10th business day following month end an income book projection in a format agreed by the Fund

•      On a quarterly basis, provide a tax adjusted income projection in a format agreed by the Fund

*The Fund’s independent auditors provide review & sign-off on excise distributions and income and excise tax returns.  ALPS shall not analyze or investigate information or returns for foreign tax filings.  State income or

(1)  The parties specifically agree that the services provided by ALPS are limited to routine items normally contained in the annual meeting proxy statement for closed-end investment companies, e.g., election of directors and approval of the Fund’s public auditing firm.  The Fund will be subject to additional charges for preparation of proxy materials that contain “special” or non-routine items to be voted on at an annual meeting or preparation of proxy materials associated with any special meeting.  ALPS, at its reasonable discretion, will determine what constitutes a “special” or non-routine item to be contained in any annual meeting proxy materials.  The parties further agree that the Fund is responsible for the costs of tabulating the results of any shareholder meeting and the costs of engaging a proxy solicitor for any shareholder meeting.

franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Fund.

**Security classifications to be identified include but are not limited to passive foreign investment company, real estate investment trust, master limited partnership, contingent debt obligations, trust preferred, grantor trust, and stapled security.  The ultimate determination of the classification of securities will be the responsibility of Fund management.

Creative Services

•      Financial regulatory reports

•      Proxy statements

•      Marketing pieces (including fact sheets, slicks and brochures)

•      Collateral

•      Presentations

•      Print Vendor Management: bids, vendor communications and report mailings

•      Creation of web architecture, design, layout and maintenance

Marketing

•      Secondary market support with wholesaling team

•      800 phone line with registered reps

APPENDIX B

FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at a rate of 15 basis points annually on the Fund’s average daily Total Assets (as defined in the Fund’s prospectus), plus out-of-pocket expenses.

Out-of-pocket expenses include, but are not limited to, third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, SAS 70 control review report, travel expenses to board meetings and on-sight reviews, proxy service fees, printing and mailing fees, fulfillment costs, customized programming/enhancements, calls, webinars, roadshow expenses, and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.  ALPS agrees to pay up to $20,000 per year for out-of-pocket expenses associated with Marketing services, such as calls, webinars and other communication services, and fees in excess of $20,000 per year will be billed to the Fund as out-of-pocket expenses.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.